Exhibit 99

From:    Brian Manthey (news media)
414-221-4444
brian.manthey@we-energies.com

Colleen F. Henderson, CFA (analysts)
414-221-2592
colleen.henderson@wisconsinenergy.com

July 30, 2014

Wisconsin Energy posts 2014 second quarter and first half results

MILWAUKEE - Wisconsin Energy (NYSE: WEC) today reported net income of $133.0 million or 58 cents a share for the second quarter of 2014. This compares with net income of $119.0 million or 52 cents a share for the second quarter of 2013. Costs related to the acquisition of Integrys Energy reduced earnings by one cent per share in this year’s second quarter.

Second quarter 2014 revenues were $1.04 billion. Revenues totaled $1.01 billion in the same quarter last year.

For the first six months of 2014, the company recorded net income of $340.6 million or $1.50 a share - up from $295.6 million or $1.28 a share in the corresponding period a year ago.

“With our continued focus on cost control, productivity, and customer satisfaction, we delivered solid results in the second quarter - despite a cool, rainy June that significantly reduced demand for air conditioning across the region,” said Gale Klappa, chairman and chief executive officer.

Residential use of electricity dropped by 3.8 percent from last year's second quarter. Consumption of electricity by small commercial and industrial customers was down 2.1 percent. Electricity use by large commercial and industrial customers - excluding the iron ore mines in Michigan's Upper Peninsula - was 2.1 percent higher.

On a weather-normal basis, retail consumption of electricity increased by 2.9 percent.

At the end of June 2014, the company was serving approximately 3,200 more electric customers and 6,400 more natural gas customers than a year ago.

Earnings per share listed in this news release are on a fully diluted basis.

Conference call
A conference call is scheduled for 1 p.m. Central time on July 30, 2014. The presentation will review 2014 second quarter earnings and will discuss the company's outlook for the future.

All interested parties, including stockholders, news media and the general public, are invited to listen to the presentation. The conference call may be accessed by dialing
866-439-9410 up to 15 minutes before the call begins. International callers may dial
706-643-5658.The conference ID is 74061608. Access also may be gained through the company's website (wisconsinenergy.com). Select 'Second Quarter Earnings Release and Conference Call' and then select 'Go to webcast.' In conjunction with this earnings announcement, Wisconsin Energy will post on its website a package of detailed financial information on its second quarter and first half performance. The materials will be available at 6:30 a.m. Central time on July 30, 2014.

Replay
A replay will be available on the website and by phone after the presentation. Access to the webcast replay will be available on the website by 5:00 p.m. Central time on July 30, 2014. Access to a phone replay also will be available after the presentation and remain accessible through Aug. 13, 2014. Domestic callers should dial 855-859-2056. International callers should dial 404-537-3406. The replay conference ID is 74061608.

Wisconsin Energy Corporation (NYSE: WEC), based in Milwaukee, is one of the nation’s premier energy companies, serving more than 1.1 million electric customers in Wisconsin and Michigan’s Upper Peninsula and 1.1 million natural gas customers in Wisconsin.  The company’s principal utility is We Energies.  The company's other major subsidiary, We Power, designs, builds and owns electric generating plants.

Wisconsin Energy (wisconsinenergy.com), a component of the S&P 500, has nearly $15 billion of assets, 4,300 employees and approximately 40,000 stockholders of record.

Tables follow

WISCONSIN ENERGY CORPORATION
CONSOLIDATED CONDENSED INCOME STATEMENTS
(Unaudited)

	Three Months Ended June 30		Six Months Ended June 30
	2014	2013	2014	2013
	(Millions of Dollars, Except Per Share Amounts)

Operating Revenues	$1,043.7	$1,012.3	$2,738.7	$2,287.5

Operating Expenses
Fuel and purchased power	292.5	276.1	611.1	547.1
Cost of gas sold	125.9	115.2	717.4	385.3
Other operation and maintenance	256.0	265.4	531.4	553.5
Depreciation and amortization	101.4	96.7	202.0	192.2
Property and revenue taxes	30.3	29.4	60.9	58.9
Total Operating Expenses	806.1	782.8	2,122.8	1,737.0

Treasury Grant	3.1	—	6.6	—

Operating Income	240.7	229.5	622.5	550.5

Equity in Earnings of Transmission Affiliate	17.5	17.3	34.8	33.9
Other Income, net	8.1	5.8	9.2	10.2
Interest Expense, net	59.0	63.3	121.3	128.3

Income Before Income Taxes	207.3	189.3	545.2	466.3

Income Tax Expense	74.3	70.3	204.6	170.7

Net Income	$133.0	$119.0	$340.6	$295.6

Earnings Per Share
Basic	$0.59	$0.52	$1.51	$1.29
Diluted	$0.58	$0.52	$1.50	$1.28

Weighted Average Common Shares Outstanding (Millions)
Basic	225.5	228.4	225.6	228.6
Diluted	227.6	230.5	227.7	230.8

Dividends Per Share of Common Stock	$0.39	$0.34	$0.78	$0.68

WISCONSIN ENERGY CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(Unaudited)

	June 30, 2014	December 31, 2013
	(Millions of Dollars)
Assets

Property, Plant and Equipment, Net	$11,024.0	$10,906.6

Investments
Equity investment in transmission affiliate	416.8	402.7
Other	35.3	36.1
Total Investments	452.1	438.8

Current Assets
Cash and cash equivalents	33.4	26.0
Accounts receivable, net	404.9	406.0
Accrued revenues	174.8	321.1
Materials, supplies and inventories	304.3	329.4
Current deferred tax asset, net	199.3	310.0
Prepayments and other	168.8	158.6
Total Current Assets	1,285.5	1,551.1

Deferred Charges and Other Assets
Regulatory assets	1,094.9	1,108.5
Goodwill	441.9	441.9
Other	321.4	322.5
Total Deferred Charges and Other Assets	1,858.2	1,872.9
Total Assets	$14,619.8	$14,769.4

Capitalization and Liabilities

Capitalization
Common equity	$4,367.1	$4,233.0
Preferred stock of subsidiary	30.4	30.4
Long-term debt	4,587.5	4,363.2
Total Capitalization	8,985.0	8,626.6

Current Liabilities
Long-term debt due currently	45.1	342.2
Short-term debt	410.1	537.4
Accounts payable	288.5	342.6
Accrued payroll and benefits	70.4	96.9
Other	166.7	177.3
Total Current Liabilities	980.8	1,496.4

Deferred Credits and Other Liabilities
Regulatory liabilities	854.9	879.1
Deferred income taxes - long-term	2,714.6	2,634.0
Deferred revenue, net	639.7	664.2
Pension and other benefit obligations	169.3	173.2
Other	275.5	295.9
Total Deferred Credits and Other Liabilities	4,654.0	4,646.4
Total Capitalization and Liabilities	$14,619.8	$14,769.4

WISCONSIN ENERGY CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six Months Ended June 30
	2014	2013
	(Millions of Dollars)
Operating Activities
Net income	$340.6	$295.6
Reconciliation to cash
Depreciation and amortization	206.5	197.7
Deferred income taxes and investment tax credits, net	188.0	143.1
Working capital and other	(13.8)	45.1
Cash Provided by Operating Activities	721.3	681.5

Investing Activities
Capital expenditures	(305.5)	(307.3)
Investment in transmission affiliate	(7.9)	(5.2)
Other, net	0.5	(24.1)
Cash Used in Investing Activities	(312.9)	(336.6)

Financing Activities
Common stock repurchased under benefit plans, net	(21.1)	(40.3)
Common stock repurchased under repurchase plan	(18.6)	(54.7)
Dividends paid on common stock	(176.0)	(155.6)
Change in debt, net	(188.4)	(119.2)
Other, net	3.1	10.3
Cash Used in Financing Activities	(401.0)	(359.5)

Change in Cash	7.4	(14.6)

Cash at Beginning of Period	26.0	35.6

Cash at End of Period	$33.4	$21.0